Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Moosa E. Moosa          Robert Lammey
Executive Vice President/    Director, Investor Relations
Chief Financial Officer         (603) 594-8585 x 3559
(603) 595-7000                               Email: investorrelations@presstek.com

PRESSTEK REPORTS THIRD QUARTER 2006 RESULTS
- Company confident of strategy and long-term position -

Hudson, NH - October 25, 2006 - Presstek, Inc. (Nasdaq:PRST), a leading manufacturer and marketer of high tech digital imaging solutions for the graphic arts and laser imaging markets, today reported consolidated revenue of $64.8 million for the third quarter of 2006, and a net loss of $423,000, or $0.01 per diluted share.

Presstek’s President and Chief Executive Officer Edward J. Marino said, “We experienced revenue declines in Q3 due to execution failures and other considerations that centered on several issues that arose during the quarter, including quality issues impacting CtP equipment and consumables sales, weaker than expected sales order activity in North America and from our OEM partners, as well as a larger than expected decline in our analog business.”

Marino continued, “While we are very disappointed with these results and the issues that created them, we are taking swift and decisive actions to correct them. Among these are: a) leadership changes and improved quality processes in manufacturing; b) product portfolio changes, cost reductions, price adjustments and improved business practices in our analog consumables and service business; and c) improving profitability through further workforce reductions and a general realignment of overall costs.”

“We have already made considerable progress,” said Marino. “We have gotten our arms around the CtP quality issues and expect production to be back on track by the end of 2006. Our slowdown in North America appears to have been largely a result of customers waiting for Graph Expo, which took place last week, where we generated over 500 qualified sales leads and got customer commitments for 14 DI units. On the analog front we are implementing new business practices to increase profitability and improve service levels.”

Financial Results
The company reported the following financial results in the third quarter of 2006:

•	Consolidated revenue of $64.8 million, compared to $64.7 in Q3 of 2005;
•	Consolidated equipment revenue of $20.8 million, compared to $18.2 million in Q3 of 2005;
•	Consolidated consumable revenue of $33.1 million, compared to $35.0 million in Q3 of 2005;
•	Consolidated service revenue of $10.8 million, compared to $11.5 million in Q3 of 2005;
•	Digital products made up 72% of product revenue compared with 65% in Q3 of last year;
•	External revenue from the company’s Lasertel subsidiary of $1.8 million, up 73% from $1.0 million in Q3 of 2005.

Executive Vice President and Chief Financial Officer Moosa E. Moosa said, “Geographically, Presstek North American revenue was down 10% from a year ago, and down 14% from the previous quarter. Presstek Europe revenue was up 11% from a year ago, and down 18% from the previous quarter.”

Moosa continued, “Operationally, gross margin for Q3 was 27.4%, down from 30.3% a year ago and down from 28.4% in the previous quarter. Gross margins were unfavorably impacted by CtP quality related issues and an unfavorable product mix. We estimate that the overall impact of the quality issues on our Q3 results was approximately $1 million. We expect to have these quality issues resolved by the end of 2006.”

Operating expenses for the third quarter were $17.9 million, down slightly from $18.1 million a year ago, and up from $17.3 million in the previous quarter. The increase was due primarily to increased general and administrative expenses.

The company reported cash and equivalents of $6.3 million in the third quarter of 2006, compared to $8.6 million in the previous quarter. Inventories were up by $4 million due primarily to an increase in purchases to support higher planned sales. Receivables were down $2.4 million in the third quarter.

“We paid down $1.8 million of long-term debt during the quarter,” said Moosa. “Total debt at the end of the quarter was $33.3 million, down from $33.5 million at the end of Q2. Debt-net-of-cash at the end of the quarter was $26.9 million, up from $24.9 million at the end of the second quarter.”

Moosa concluded, “We began a new operating model in our business in the middle of 2005 when the major elements of the ABDick integration took effect. These included a shift to more of a direct sales model, and expanded product and service offerings. To provide better transparency into our business and the trends that drive it, we have included supplemental financial information, which will be updated on a quarterly basis.”

Conclusion
Marino said, “The shortfall in sales and the quality issues we faced in the third quarter had a significant impact on our results. This performance has caused us to implement new actions and increase focus on areas that will strengthen our business longer term. To begin with, we have already taken steps to reduce costs by removing approximately $4.2 million in annualized costs from our service business. Our goal is to remove another $4 million in annual costs from other parts of our business over the next few months. We are addressing the quality issues related to our CtP products and believe this should be behind us by the end of 2006. The resolution of these issues is expected to result in improvements in revenue, margin and operating expenses in 2007. We are also taking steps to put our analog business on a firm footing which, while not a strategic business is still an important part of our total solution offerings. We expect that this will result in better cost recovery and price realization, as well as provide a more stable revenue base in 2007. The strategic digital business will continue to be a priority and our digital lines of business are very well positioned. Customer responses from the IPEX and Graph Expo trade shows this year demonstrated that we are headed in the right direction to lead the market’s digital transformation.

“In short,” said Marino, “we are taking the swift and decisive actions necessary to fully leverage the strengths of our company. This means renewing the company’s revenue growth, solid profitability and strong cash flows as quickly as possible. We view the customer interest, the number of leads and the level of customer commitments received for our DI presses and chemistry-free computer to plate systems at Graph Expo as a confirmation that our best-in-class technology and business solutions fit squarely in the mainstream of the commercial print market.”

Marino continued, “Looking ahead, we expect to see increased placements of DI presses, including the new 52DI, and increased placements of CtP systems beginning in the fourth quarter and into 2007. We are anticipating a decline in analog-related consumable and service revenues in the fourth quarter as a result of the actions outlined above. We are projecting revenue in the range of $68 to $71 million for Q4 2006, along with margin improvement, and a return to profitability, excluding any restructuring related costs.”

“Finally,” said Marino, “we conducted an in-depth review of our business which confirmed to us that our long term strategies continue to be the right ones for our business. We remain optimistic about the future of Presstek.”

Conference Call
Presstek's third quarter 2006 conference call is scheduled to take place at 8:30 a.m. (Eastern) on October 26, 2006. In the call the company intends to discuss its financial results and provide an update on the current state of the business.

To participate in the call, dial (866) 362-4832, access code: 62269581. To listen to a live web cast of the call, visit the Events Calendar in the Investor Relations section of Presstek’s website, www.presstek.com, fifteen minutes prior to start time. The webcast will be archived and available for replay until midnight on November 2, 2006. You may also listen to a telephone replay of the call from 11:00 a.m. on October 26, 2006 to 12:00 a.m. on November 2, 2006, by dialing (888) 286-8010, access code 92799981.

About Presstek
Presstek, Inc. is a leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins.

Presstek’s Precision Lithograining Corporation is a manufacturer of high quality digital and conventional printing plate products, including Presstek’s award-winning, chemistry-free Anthem plate. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications.

For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations regarding future revenue growth and profitability; expectations regarding the sale of products in general; expectations regarding customer commitments and their ability to close transactions; expected results of product quality improvement efforts; expected expansion of served markets; expected benefits and market acceptance of new product introductions; and the ability of the company to achieve its stated objectives. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, market acceptance of and demand for the company’s products and resulting revenue; the ability of the company to meet its stated financial and operational objectives, the company’s dependency on its strategic partners (both on manufacturing and distribution), and other risks detailed in the company’s Annual Report on Form 10-K and the company’s other reports on file with the Securities and Exchange Commission. The words "looking forward," "looking ahead," "believe(s)," "should," "may," "expect(s)," "anticipate(s)," “project(s),” "likely," "opportunity," and similar expressions, among others, identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The company undertakes no obligation to update any forward-looking statements contained in this news release.

PRESSTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005

Revenue
Product	$53,927	$53,152	$174,861	$168,024
Service and parts	10,841	11,537	34,705	36,780
Total revenue	64,768	64,689	209,566	204,804

Cost of revenue
Product	38,940	37,488	125,062	119,234
Service and parts	8,095	7,571	25,074	24,514
Total cost of revenue	47,035	45,059	150,136	143,748

Gross profit	17,733	19,630	59,430	61,056

Operating expenses
Research and development	1,660	1,692	4,885	5,745
Sales, marketing and customer support	10,126	10,126	30,122	30,012
General and administrative	5,434	5,621	14,637	16,270
Amortization of intangible assets	839	770	2,432	1,935
Restructuring and merger-related charges (credits)	(208)	(73)	(208)	909
Total operating expenses	17,851	18,136	51,868	54,871

Income (loss) from operations	(118)	1,494	7,562	6,185
Interest and other income (expense), net	(96)	(479)	(1,264)	(2,060)

Income (loss) from operations before income taxes	(214)	1,015	6,298	4,125
Provision for income taxes	209	192	1,251	482

Net income (loss)	$(423)	$823	$5,047	$3,643

Earnings (loss) per common share
Basic	$(0.01)	$0.02	$0.14	$0.10
Diluted	$(0.01)	$0.02	$0.14	$0.10

Weighted average shares outstanding
Weighted average shares outstanding - basic	35,609	35,182	35,541	34,972
Dilutive effect of options	-	926	386	663
Weighed average shares outstanding - diluted	35,609	36,108	35,927	35,635

PRESSTEK, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,345	$5,615
Accounts receivable, net	52,036	44,088
Inventories, net	44,892	50,083
Other current assets	2,694	1,175
Total current assets	105,967	100,961

Property, plant and equipment, net	43,452	45,250
Intangible assets, net	11,721	11,974
Goodwill	23,089	23,089
Other noncurrent assets	590	213

Total assets	$184,819	$181,487

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt and capital lease obligation	$7,036	$7,037
Line of credit	9,000	6,036
Accounts payable	24,450	21,199
Accrued expenses	11,847	16,718
Deferred revenue	8,046	8,579
Total current liabilities	60,379	59,569

Long-term debt and capital lease obligation, less current portion	17,298	22,570
Deferred income taxes	1,043	715

Total liabilities	78,720	82,854

Commitments and contingencies

Stockholders' equity
Preferred stock	-	-
Common stock	356	354
Additional paid-in capital	108,320	106,268
Accumulated other comprehensive income (loss)	306	(59)
Accumulated deficit	(2,883)	(7,930)
Total stockholders' equity	106,099	98,633

Total liabilities and stockholders' equity	$184,819	$181,487

PRESSTEK, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
$000's
(Unaudited)

	Q3 2005	Q4 2005	Q1 2006	Q2 2006	Q3 2006
Revenue
Equipment
Presstek
Digital
DI	$6,277	$11,474	$10,834	$14,906	$12,137
CTP	5,356	5,632	6,120	5,254	3,300
Other	1,195	364	1,216	1,307	563
Analog	4,285	5,660	4,248	4,010	3,031
Lasertel digital	1,044	1,281	1,191	1,886	1,807
Total equipment	$18,157	$24,411	$23,609	$27,363	$20,838

DI units	38	65	57	64	51
Vector and Dimension CTP units	58	58	78	64	36
DPM CTP units	47	63	61	47	39

Consumables
Presstek
Digital	$20,794	$19,855	$21,551	$22,398	$20,797
Analog	10,806	9,839	9,984	9,441	8,943
Precision analog	3,395	3,490	3,238	3,350	3,349
Total consumables	$34,995	$33,184	$34,773	$35,189	$33,089

New technology consumables (included in above amounts)
DI (includes Ryobi platform and Karat)	$4,148	$4,645	$4,612	$5,139	$4,890
CTP (includes Anthem, Applause, Freedom, etc.)	$4,047	$4,081	$4,994	$4,649	$4,623

Product revenue components % (equipment and consumables)
Digital	65%	67%	70%	73%	72%
Analog	35%	33%	30%	27%	28%

Service
Contract, billable and installation/warranty	$8,767	$8,909	$9,256	$8,871	$8,331
Parts	2,770	2,832	2,928	2,809	2,510
Total service	$11,537	$11,741	$12,184	$11,680	$10,841

Revenue channels
OEM	$6,724	$6,927	$8,783	$6,037	$4,678
Direct and dealer	$57,965	$62,409	$61,783	$68,195	$60,090

Geographic revenues (origination)
North America	$52,647	$57,151	$57,810	$57,940	$51,449
Europe	12,042	12,185	12,756	16,292	13,319
Consolidated	$64,689	$69,336	$70,566	$74,232	$64,768

Gross margin
Presstek
Equipment	11.0%	10.9%	13.2%	11.0%	9.2%
Consumables	43.3%	47.2%	43.0%	44.4%	42.4%
Service	30.8%	28.9%	32.0%	25.6%	25.3%
Precision (analog)	10.0%	12.6%	3.8%	11.4%	1.0%(A )
Lasertel (digital)	-36.7%	13.6%	-3.2%	14.2%	14.2%
Consolidated	30.3%	30.2%	29.2%	28.4%	27.4%

Operating expenses	$18,136	$17,645	$16,762	$17,255	$17,851

Profitability
Net income (loss)	$823	$2,443	$2,724	$2,746	$(423)
Add back:
Interest	528	580	449	538	644
Other (income) expense	(49)	(420)	103	78	(548)
Taxes	192	692	598	444	209
Operating income (loss)	1,494	3,295	3,874	3,806	(118)
Add back:
Depreciation and amortization	2,907	2,500	2,588	2,548	2,631
Merger-related and restructuring charges (credits)	(73)	(35)	-	-	(208)
Other income (expense)	49	420	(103)	(78)	548
EBITDA (B)	$4,377	$6,180	$6,359	$6,276	$2,853

Working capital
Current assets	$98,576	$100,961	$102,185	$106,772	$105,967
Current liabilities
Short-term debt	7,000	13,036	14,000	14,466	16,000
All other current liabilities	51,449	46,533	43,267	45,529	44,379
Current liabilities	58,449	59,569	57,267	59,995	60,379
Working capital	40,127	41,392	44,918	46,777	45,588
Add back short-term debt	7,000	13,036	14,000	14,466	16,000
Working capital, excluding short-term debt (B)	$47,127	$54,428	$58,918	$61,243	$61,588

Debt net of cash (B)
Calculation of total debt:
Current portion of long-term debt	$7,000	$7,000	$7,000	$7,000	$7,000
Line of credit	-	6,036	7,000	7,466	9,000
Long-term debt, net of current portion	24,250	22,500	20,750	19,000	17,250
Total debt	31,250	35,536	34,750	33,466	33,250
Cash	5,798	5,615	5,918	8,566	6,345
Debt net of cash	$25,452	$29,921	$28,832	$24,900	$26,905

Days sales outstanding	47	53	51	55	63

Days inventory outstanding	71	66	62	53	59

Capital expenditures	$726	$2,359	$1,355	$1,003	$1,117

Employees	928	905	913	908	879

(A) In the third quarter of fiscal 2006, Precision recorded $400,000 of warranty reserves related to specific plate products; this amount is reflected in the reduced gross margin for the period.

(B) EBITDA [earnings before interest, taxes, depreciation, amortization and restructuring and merger-related charges (credits)]; Working capital, excluding short-term debt and Debt net of cash are not measures of performance under accounting principles generally accepted in the United States of
America ("GAAP") and should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP. Presstek's management believes that EBITDA provides meaningful supplemental information regarding Presstek's current financial performance and prospects for the future. Presstek's management believes that Working capital, excluding short-term debt, provides meaningful supplemental information regarding Presstek's ability to meet its current liability obligations. Presstek's management believes that Debt net of cash provides meaningful information on Presstek's debt relative to its cash position. Presstek believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Presstek's ongoing operations and liquidity, and when planning and forecasting future periods. These non-GAAP measures also facilitate management's internal comparisons to Presstek's historical operating results and liquidity.
Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included in the tables above.
####